4

                           Aussie Apparel Group, Ltd.
                        One World Trade Center, Suite 800
                          Long Beach, California 90831

                  Phone: (562) 983 - 8045 Fax: (562) 498 - 2228
                           www.aussieapparelgroup.com




February 7, 2003



Dear AAPG Shareholders:

I am extremely pleased to have signed the closing documents with Federation Group last month pertaining to our acquisition of the HOT TUNA, XISLE, PIRANHA BOY and PIRANHA GIRL brands. We are now working diligently to launch these brands in the United States as well as endeavoring to work with foreign entities on finalizing distributorships in various countries where interest is strong. These four brands form the basis for an extremely strong platform for the launch of Aussie Apparel Group, Ltd. ("AAPG" or the "Company").

AAPG is a Southern California based company that we are seeking to introduce our well established Australian based extreme sports apparel lines into North America's estimated $17.4 billion annual sports apparel market.

We will target the global board-sports apparel industry through a multi-branded and multi-distribution channel approach. I firmly believe that the non-reliance on one brand or one channel of distribution will allow AAPG to be more flexible in reacting to the market trends within the boards-sports apparel industry.

Additionally, we are currently in conversations with multiple entities with the objective of making further acquisitions from within the board-sports industry. Specifically, we are seeking established board-sport brands in the skate or snow categories. These strengths will compliment the considerable strength that we already have in the surf category with Hot Tuna, Xisle and Piranha.


MANAGEMENT:

I would like to take a minute now and introduce you to the world-class management team we have assembled at AAPG. It is an unusually savvy and experienced group for such an early stage entity. I believe this management team gives us a tremendous competitive edge over the majority of our competitors who generally managed by action sports participants/enthusiasts rather than by experienced business managers.

Bruce MacGregor: President/CEO
Mr. MacGregor brings over 20 years of sporting goods experience in both the apparel/footwear and action sports segments including both high growth and start-up entities. Mr. MacGregor's experience includes Avia where as part of the original management team (VP of Marketing) he helped grow the brand from $3.0 million in revenue to $200 million within five years. As President/COO of L.A. Gear, he is credited with restructuring the company to allow for the successful sale of the business. At Razor USA LLC, Mr. MacGregor, as COO, led the scooter company from $15 million to $200 million in revenue.

Rod Williams:  Senior Vice President of International.
Rod Williams joined HOT TUNA as CEO under Federation. In moving to AAPG with the brands, Mr. Williams will take on responsibility for all of AAPG's revenue growth outside of North America. Mr. Williams brings long established experience in the apparel/footwear industry, particularly as it pertains to international sales. During his distinguished career, Mr. Williams has led the international sales effort with prestigious brands such as Timberland and most recently Rip Curl, where he served as International Sales Manager before joining HOT TUNA.

Read Worth:  Senior Vice President/General Merchandise Manager
Mr. Read Worth comes to the Company from RLX Polo Sport where he served as Senior Vice President/GMM. Mr. Worth brings over 15 years of apparel merchandising experience to AAPG. This includes time with such venerable brands as Nike, Patagonia and Polo. Mr. Worth also spent three years as Senior Vice President at Champs (Foot Locker division) where he built their private label business from zero to $485 Million.

David Lasell:  Chief Financial Officer
Mr. Lasell brings a plethora of action sports industry experience to AAPG as a result of his 27 years of experience. Mr. Lasell has spent the last seven years as a financial/management consultant. Prior to his consulting efforts, Mr. Lasell served as the Corporate Controller at Bugle Boy Industries. His previous experience also includes C&C Traders (licensee for Gotcha, Redsand, & Rusty) where he served as CFO and Ocean Pacific where he was the VP of Finance. Mr. Lasell began his career in public accounting with Ernst & Ernst.

Stuart Kawamura:  National Sales Manager
Mr. Kawamura brings 15 years of sales management expertise within the surf apparel industry to the Company. Mr. Kawamura was the driving force behind the sales success of Redsand, one of the original surf brands out of the US in the late 1980's. Since then, he has held the National Sales Manager's positions with various surf apparel concerns including Town & Country Surf, Inc. and SMP USA, Inc.


Advisory Board Members:

Scott Battenburg:
Mr. Battenburg is the Chief Financial Officer at Razor USA LLC. Mr. Battenburg also served under Mr. MacGregor at L.A. Gear. Mr. Battenburg brings 12 years of experience in financial and operations management in both the consumer products and financial services sectors. Prior to Razor, Mr. Battenburg served as the Vice President of Financial Planning for the Money Store. Mr. Battenburg is an alumnus of KPMG Peat Marwick.

John Kraus:
Mr. Kraus has 20 years of experience in sales management in the footwear and apparel industry. His storied background includes Avia, where he served as Director of Sales, and Pacific Trail, an outerwear division of London Fog Industries, where he was Vice President of Sales. Mr. Kraus' experience also includes Doc Martens USA, where he was Vice President of Sales & Product for the youth oriented footwear concern.


Board:

It is my intention to create an experienced board that will provide the ultimate in pertinent advice and counsel on the business side while simultaneously serving as strong, independent shareholder advocates.

Beyond myself, the board presently has one other member, GiGi Carrano, who also serves as Company Secretary.

GiGi Carrano:
Ms. Carrano's vast retail experience is extremely helpful to both the Company and myself. Ms. Carrano has ten years of experience on the retail side dealing with customer and vendor relations, merchandising, brand promotion, inventory control and sales performance. She is also a surfing enthusiast in her own right, making her very familiar with the Southern California surf culture.


HISTORY/BACKGROUND:
-------------------

AAPG, through the acquisition of the HOT TUNA (surf), XISLE (skate/surf) and PIRANHA BOY & GIRL (surf) brands now own a diverse range of products designed for the action sports arena. We develop high tech garments for athletes and participants in these sports as well as designing more casual lifestyle clothing aimed at a wider range of consumers.

The Company currently maintains brand awareness in Australia, New Zealand, and other core surf communities such as Southern California, Hawaii and Florida with the Xisle and Hot Tuna brands. These product lines cater to both male and female consumer audiences and continual design and development for both of these markets is ongoing. We also have an established clothing line directed to capturing market share in the children's apparel space, ages 2-11. This line is represented under the labels PIRANHA BOY and PIRANHA GIRL.

Hot Tuna has maintained a major presence in Australia as an authentic surf brand through its 33-year participation with the surfing community and the endorsement of world-class surfers such as Lee Winkler. Hot Tuna's innovative and surf inspired cutting-edge designs further contributed to the brand's authentic reputation.

The Piranha brand is an offshoot of the Hot Tuna brand, originating as a label with which to penetrate the children's mass-market retail channel with surf inspired apparel. The brand utilizes both the Piranha Boy and Piranha Girl labels in order to effectively market to both genders.

The Xisle brand was born through the Sea Level Surf and Skate chain based in Victoria, Australia. The retail chain built the brand internally as a private label vehicle. With the success of the Xisle label came demands from other retailers that they be allowed to purchase the brand on a wholesale basis. In the Victorian region, the Xisle brand went on to claim the number three position in market share for wetsuits. As a result, the Xisle brand, while maintaining its authentic roots, expanded into lifestyle apparel reflecting the taste and needs of surfers and skaters alike.


SALES/PRODUCT INTRODUCTION:
---------------------------

Fall 2003:

We received a very enthusiastic responses from many action sports and surf shops at the recent Surf Expo regarding the availability once again, of the HOT TUNA brand in the U.S.

We are in the process of finalizing our independent rep sales forces for both the HOT TUNA and XISLE brands. I am extremely encouraged in that we are attracting some the best and the brightest in the industry. Our HOT TUNA sales samples will be in the rep's hands by the last week of February, while our XISLE reps will receive their fall 2003 samples by the second week of March 2003. We plan on delivering the fall 2003 product lines by August 2003 for the all important back-to-school selling season at retail. We are targeting core specialty shops and chains with our authentic HOT TUNA line. This includes very successful entities such as Zumiez, Pacific Sunwear and Tilly's. With the XISLE brand, we are pursuing mid-tier retailers in both the department store (Kohl's, JCPenney's) and sporting goods (Gart's, Galyan's) distribution segments.

On the PIRANHA side, AAPG management will deal directly with the targeted mass-market retailers such as Wal*Mart and Target.

Spring 2004:

While we start selling the various product lines representing all four brands for Fall, 2003 delivery, we have simultaneously started the design process for Spring, 2004 delivery. This will be the first product range fully designed and developed completely under your new management. We are extremely excited about what we are putting together and will introduce these lines at three shows. We will start with the MAGIC show in Las Vegas in August, where we will introduce the Spring 2004 ranges for the XISLE, PIRANHA BOY and PIRANHA GIRL brands. The spring 2004 HOT TUNA range will be introduced at SUF EXPO and ASR (Action Sports Retailer) shows, both of which are scheduled in September 2003.


MARKETING:
----------

The successful implementation of the Company's marketing strategies will be based upon management's efforts to address core differences in each brand's targeted consumer audience. I am confident in our ability to effectively manage a multi-branded entity. In order to foster the type of brand image that is attractive to each consumer group, each cross-section requires that they be communicated to through specific channels to ensure receptivity, e.g. print-ads, event sponsorship, department store presence, specialty store presence, etc.

The benefits of selling and marketing multiple brands are tremendous as we are not reliant on any one brand or channel of distribution to create revenue. Therefore, AAPG will not be restricted to any one brand's market acceptance. It also allows us to react to market and/or fashion trends more readily without sacrificing the integrity of any of our brands, either through inappropriate distribution and/or product.

I am extremely happy to announce that we have engaged the services of A.D.D. Marketing in Los Angeles to manage our marketing and promotional efforts. A.D.D. Marketing is nationally recognized for their knowledge and expertise in youth markets where the firm utilizes creative guerrilla or counter-culture marketing to create greater brand awareness and demand. A.D.D. specializes in the entertainment, music and action sports industries. A.D.D.'s clients include but are not limited to: Proctor & Gamble/Tremor, Airwalk, ABC Entertainment, Game Show Network, Nike, Sony Computer Entertainment, Interscope Records, Disney, Columbia TriStar, EA, Toyota, Vivendi Universal, Fox Sports Net, Gravity Games, Dreamworks, etc.

We believe they are extremely well suited to communicate the Aussie Apparel story to the relevant target consumers of each of the respective brands. We are pleased to have added a firm of A.D.D.'s reputation to our team.


SOURCING/MANUFACTURING:
-----------------------

AAPG's management collectively has a vast amount of experience in the design, development, sourcing and production process, both overseas and domestically. We feel confident in our ability to source the finest product at the best possible cost and delivering it on a timely basis. Presently, Hot Tuna, Xisle and Piranha utilize separate sourcing entities. We plan to consolidate such efforts in order to bring an economy of scale to the process, including the ability to gain greater leverage in dealing with our sourcing partners on the cost of product.

CONCLUSION:
-----------


We know that as Shareholders you are focused not only on our corporate initiatives, but also on steps we take to increase the awareness of the company among the Wall Street community. We take shareholder value seriously, and will continue to take action to broaden our Shareholder base. Ultimately, our objective would be to obtain a listing on a National Exchange.

I look forward to communicating further with you in the future regarding additional progress. To that end, I also encourage you to periodically check out our web site at www.aussieapparelgroup.com. Our site houses the latest press releases and provides you with the ability to check on your company.

We know that our employees, customers and shareholders remain our most important constituents. We will continue to work everyday to justify your confidence in us. On behalf of our management team and employees, let me thank you all for your continued support!

Respectfully,

/s/ Bruce W. MacGregor
-----------------------
    Bruce W. MacGregor
    President/CEO